N E W S B U L L E T I N	RE:

PINNACLE ENTERTAINMENT 3800 Howard Hughes Parkway Suite 1800 Las Vegas, Nevada 89109 TRADED: NYSE: PNK

FOR FURTHER INFORMATION:

At the Company:			At CCG Investor/Public Relations
Dan Lee	Steve Capp	Wade Hundley	Sean Collins
Chairman & CEO	CFO	COO	Partner
(702) 784-7777	(702) 784-7777	(702) 784-7777	(818) 789-0100

FOR IMMEDIATE RELEASE:

February 23, 2004

Pinnacle Entertainment Announces Proposed

Private Offering of $200 Million of Senior Subordinated Notes due 2012

LAS VEGAS, February 23 /PRNewswire-FirstCall/ — Pinnacle Entertainment, Inc. (NYSE: PNK—News) announced today that it intends to offer $200 million aggregate principal amount of new senior subordinated notes due 2012 in a private offering under Rule 144A and Regulation S of the Securities Act of 1933, as amended, subject to market, regulatory and other conditions. The Company intends to use the net proceeds from this offering to repurchase or redeem a portion of its outstanding 9.25% senior subordinated notes due 2007.

The new senior subordinated notes will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the new senior subordinated notes.

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